Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 33-26145, No. 333-33165, No. 333-88161, No. 33-58291, No. 333-122502 and No. 333-103076 of Hutchinson Technology Incorporated on Form S-8 and Post-Effective Amendment No. 11 to Registration Statement No. 333-104074 of Hutchinson Technology Incorporated on Form S-3 of our reports dated December 5, 2005, relating to the financial statements and financial statement schedule of Hutchinson Technology Incorporated and to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Hutchinson Technology Incorporated for the year ended September 25, 2005.
/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
December 7, 2005